EXHIBIT 99.1
[IMIC LOGO]


               Industri-Matematik International Corp. to Appoint
                   Timothy Campbell as President and CEO


Mt. Laurel, New Jersey - December 19, 2002 - Industri-Matematik International Corp. (OTC BB: IMIC.OB) - the Order Company - today announced the appointment of Timothy Campbell as president and Chief Executive Officer, effective January 1, 2003. Campbell, formerly president and CEO of ePIT Systems, Inc., brings nearly 20 years of leadership to IMI together with extensive enterprise software experience that includes professional services, engineering, support, sales and marketing.

"Tim's combination of executive leadership, operational expertise and entrepreneurial energy makes him a strong addition to the IMI management team. As a seasoned professional, Tim brings hands-on experience that will guide IMI to the next level of world-class excellence and we are excited he is joining the company," said Dr. Romesh Wadhwani, managing partner of Symphony Technology Group. "We look forward to working with Tim and the rest of the team at IMI to deliver outstanding value to customers and build on the company's great technology legacy."

As a result of a recently completed tender offer, an affiliate of Symphony Technology Group currently owns approximately 80.5% of IMI's outstanding shares. The Symphony affiliate expects to acquire the balance of outstanding IMI shares in a merger to be completed in early 2003.

Campbell replaces Lin Johnstone, IMI's current president and CEO, who will continue to work with IMI as a consultant.

"We believe the transaction with Symphony was in the best interest of all of IMI's stakeholders," said Johnstone, and added, "As the company enters the next phase of growth and development, Tim is an excellent choice to lead IMI, and I look forward to working with him, the board and the IMI team as we go forward."

Campbell joins IMI from his position as president and CEO of ePIT Systems, Inc., an enterprise software provider of trading infrastructure for regulated exchanges and investment banks. Prior to joining ePIT, Campbell held the position of vice president and general manager of Kana Online, where he built the Applications Service Provider (ASP) business unit of Redwood City, Calif.-based Kana Communications, Inc. (NASDAQ: KANA), a leading provider of customer communication and commerce tools for e-businesses.

Prior to joining Kana Communications, Campbell served as vice president of client services for San Mateo, Calif.-based netDialog, an e-service Internet application company. He joined netDialog in early 1999 from the Baan Company, where he was senior vice president of consulting for the Americas, directing a 500-person team and managing a $100 million business. Campbell joined Baan via the acquisition of Aurum Software for whom Campbell served as senior vice president of global services. Campbell is credited with growing the client services organization from 15 team members in the United States to 300 members globally within three years. He also contributed to the company's successful IPO in 1996 and subsequent acquisition by Baan in 1997. Campbell began his career in 1988 with Electronic Data Systems, where he held positions in engineering, consulting, project management and corporate management.

"IMI has an incredible opportunity to leverage its compelling technology solutions and deep customer relationships to become the undisputed leader in high-value supply chain solutions," said Campbell. "IMI's suite of customer fulfillment management solutions delivers real and tangible value to its customers and I look forward to working with the global IMI team to build on this heritage."

About Industri-Matematik
Industri-Matematik International Corp. - The Order Company - is a provider of high-performance supply chain solutions for the retail value chain, which turn supply chain friction into smooth order flows. Its software enables companies to manage order and replenishment business processes based on actual customer demand to enable best-in-class, pull-driven supply chain practices. Industri-Matematik's software includes collaborative order management, fulfillment, distribution center and store replenishment, supply chain analytics, visibility and event management capabilities.

About Symphony Technology Group
Symphony Technology Group is a leading technology investment firm with an exclusive focus on building software technology companies into market leaders. The firm was founded by Managing Partner Dr. Romesh Wadhwani, formerly Chairman, CEO and Founder of Aspect Development. Limited partners in the fund family managed by Symphony include Accel and Bessemer, two highly regarded venture capital firms with $4 billion of capital under management. The firm is headquartered in Palo Alto, California.


                                  X X X

The statements contained in this release that are not historical facts contain forward-looking information with respect to plans, projections or future performance of Industri-Matematik and further versions of its software products, the achievements of which involve certain risks and uncertainties, including, but not limited to, the success of its reorganization, product demand and market acceptance risks, the effect of economic conditions particularly in its target markets, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and other uncertainties detailed in Industri-Matematik's filings with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K filed in July 2002. All information in this release is as of December 19, 2002. Industri-Matematik undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

For Industri-Matematik company and product information, and press releases, please access the Industri-Matematik site on the World Wide Web at: http:// www.industri-matematik.com


For more information, contact
-----------------------------
IMI Americas                              Public Relations
Peg Archdeacon                            Julie Redard or Ramona Layne
(856) 793-3223                            Porter Novelli
parchdeacon@imiamericas.com               (617) 450-4234/ (512) 241-2242
                                          julie.redard@porternovelli.com
                                          ramona.layne@porternovelli.com